Exhibit 99.2

IN THE CIRCUIT COURT OF COOK COUNTY
COUNTY DEPARTMENT - CHANCERY DIVISION

iPCS WIRELESS, INC.,
Plaintiff,
v.	No. 05 CH 11792
SPRINT CORP., et. al,
Defendants.

ORDER

This matter was tried before the court for 25 days between March 9, 2006, to July 10, 2006. Plaintiff filed a two-count complaint sounding in injunction (Count I) and declaratory judgment (Count II). Besides a business relationship both sides share something else in common - excellent legal representation. The facts and evidence in this case have been summarized at length in the post-trial briefs submitted by the parties. In contrast, this order will be brief and will reference only a couple of important points.

After lengthy negotiations, the parties entered into a Management Agreement in 1999 whereby plaintiff would be an affiliate of defendant. Essentially, plaintiff was to build out and operate Sprint’s wireless network in rural Illinois, Iowa, Michigan, and Nebraska (“Service Area”). Sprint helped plaintiff raise the capital necessary to build out the network through, inter alia, presentations that characterized plaintiff as “Sprint PCS in their Service Area”. Plaintiff spent over $300,000,000 to construct the Sprint wireless network in the Service Area.

On August 12, 2005, Sprint merged with its (and plaintiff’s) competitor Nextel Communications, Inc. The primary issue in this case is whether that merger violates the Management Agreement

For purposes of this case, the most important provision in the Management Agreement is contained at ¶2.3 and reads as follows:

“Exclusivity of Service Area. Manager (plaintiff) will be the only person or entity that is a manager or operator for Sprint PCS with respect to the Service Area and neither Sprint PCS nor any of its related Parties will own, operate, build or manage another wireless mobility communications network in the Service Area...

This provision was changed by the parties by amending “will own, operate, build or manage another wireless mobility communications network” to read “will directly or indirectly own, operate, build, or manage another wireless mobility communications network or sell Sprint PCS Products and Services”.

Defendants argue that its merger and acquisition of Nextel does not violate 2.3 because that paragraph does not confer rights beyond the 1900 MHz spectrum range. In principal support of this argument defendants cite to the definition of “wireless mobility communications network” contained in the definitions section of the Management Agreement. That definition states that a “wireless mobility communications network means a radio communications system operating in the 1900 MHz spectrum range under the rules designated as Subpart E of Part 24 of the FCC’s rules”. Defendants argue that since Nextel operates in the 800 MHz range, the merger does cause a violation of 2.3.

This court rejects defendants’ position and finds that the merger violates 2.3 of the Management Agreement for the following reasons:

•                  plaintiff would never have spent over $300,000,000 in construction costs unless it was assured that there would be no competition from defendants in the service area,

•                  the reference to the 1900 MHz spectrum range is not a specific exception to 2.3 as is operation by defendants of a fixed line service,

•                  Sprint’s presentation to investors and the affiliates stated that the affiliate would be “Sprint” in the service area and that the affiliate has access to all spectrum available to Sprint,

•                  Sprint could not realistically believe that affiliates or investors would have supported the affiliate program in 1998 and 1999 if Sprint was, at that time, operating a competing network in the 800 MHz spectrum range,

•                  Thomas Mateer of Sprint testified that Sprint did not expect to compete with the affiliates when it entered into the Management Agreements and that the acquisition of Nextel means that Sprint is now competing with the affiliates,

•                  proposals by Sprint to have plaintiff agree to terms allowing Sprint to acquire competing networks in the service area were rejected by plaintiff.

Would Sprint purchase a competitor and then allow that competitor to independently compete against Sprint? The answer to this question is obvious yet Sprint argues that it is a reasonable interpretation of the Management Agreement to conclude that Sprint, through its acquisition of Nextel, is allowed to compete with an entity that Sprint has described as “Sprint PCS in their Service Area”. Accordingly, judgment is entered in favor of plaintiff and against defendants as to Count II, paragraph l(a) of the prayer for relief with a specific finding that Sprint’s ownership, management, and operation of the Nextel network in plaintiff’s Service Area constitutes a breach of the Management Agreement. The court finds it unnecessary and inappropriate to address paragraphs l(b-f) of Count II in a declaratory judgment action.

The more difficult task in this case is determining the appropriate form of relief. In Count I of its complaint, plaintiff seeks a permanent injunction as follows:

a.             enjoining Sprint and those acting in concert with it from managing and operating the Nextel network in plaintiff’s Service Area in a manner that will breach plaintiff’s Management Agreement;

b.             enjoining Sprint and those acting in concert with it from engaging in activity, including marketing and promotion, in plaintiff’s Service Area designed to sell additional Nextel and Boost branded products and services to new customers in plaintiff’s Service Area;

c.             enjoining Sprint and those acting in concert with it from disclosing iPCS’s confidential business information to any person or entity involved in the operation of Nextel’s business in iPCS’s Service Area or managing and operating the Nextel network without first erecting a confidentiality wall between the iPCS and Nextel businesses;

d.             enjoining Sprint and those acting in concert with it from rebranding Nextel and Nextel Partners stores as Sprint stores in iPCS’s Service Area;

e.             enjoining Sprint and those acting in concert with it from publishing advertising that links the Sprint and Nextel brands in iPCS’s Service Area;

f.              enjoining Sprint and those acting in concert with it from selling Sprint iPCS products and services through Nextel or Nextel Partners in plaintiff’s Service Area (whether in Nextel stores, national stores or LFIs);

g.             enjoining Sprint and those acting in concert with it from directly or indirectly selling Sprint, Nextel and Boost branded products and services in plaintiff’s Service Area;

h.             enjoining the migration of the Nextel subscribers to the 1900 MHz spectrum unless those subscribers are iPCS subscribers; and

i.              enjoining Sprint and those acting in concert with it from marketing or promoting Nextel branded products by stating that Nextel branded products will in the future be migrated to the 1900 MHz spectrum.

In plaintiff’s post-trial brief it seeks a permanent injunction to:

1.             prohibit Sprint from using the Sprint brands and service marks to promote and market Nextel products and services, including in national ads and on or in Nextel stores in iPCS’s service areas;

2.             prohibit Sprint from using the Nextel wireless business to compete with iPCS in iPCS’s service area(1);

3.             prohibit Sprint from, using the G Block in iPCS’s service areas without the consent of iPCS, and require Sprint to give iPCS access to the G block in iPCS’s service areas;

4.             prohibit Sprint from disclosing iPCS’s Confidential Information in any form including “aggregated” form, to any person or entity involved in the operation of Nextel’s network, including salespeople or other person or entities who access Confidential Information from inside or outside iPCS’s service areas, and require Sprint  to  take  and  report  adequate  measures  to  keep  iPCS’s  Confidential Information confidential.

Illinois courts generally refuse to enter mandatory injunctions to contracts that require protracted supervision and direction, Northrop Corp, v. Ail Systems, Inc., 218 Ill.App.3d 951 (1991); Ambassador Foods Corp v. Montgomery Ward & Co., 43 Ill.App, 2d 100 (1963); Yonan v. Oak Park Federal S&L, 27 Ill.App.3d 967 (1975). In New Park Forest Associates II v. Rogers Enterprises, Inc., 195 Ill.App.3d 757 (1990) a TRO for specific performance of a tenant’s lease obligations was properly denied because it would have placed the court in the position of managing a shopping center.

Similarly, the relief that plaintiff requests here would place this court in a position where it would be required to continuously supervise the operations of a multi-billion dollar corporation. If nothing else, the evidence in this case showed that the wireless communications field is one that is constantly evolving. For example, Barry West, chief technology officer for Sprint/Nextel, testified that the G-Block should be cleared by December 2007, that dual mode phones will be able to operate on iDEN and CDMA

(1) This vaguely worded prohibition would likely raise more questions than it would resolve. The terms of an injunction must be as definite, precise, and clear as possible in order that there may be no clause or reason for misunderstanding or disobeying it. Hartlett v. Dahnt 94 Ill.App.3d (1981).

systems later this year, and that comparable “push to talk” quickness will be available on CDMA by 2008. As these technologies evolve, there is no doubt that this court will be continuously called upon to determine if a new activity constitutes a forbidden competition.

Although not requested in plaintiff’s post-trial brief, a more manageable and enforceable form of relief would be to require Sprint to divest itself of Nextel in the Subject Area. This form of relief is not only more manageable, it is what plaintiff is entitled to under the Management Agreement. By way of simple illustration, assume that a novice physician (Dr. Young) enters into an employment agreement with his employer/mentor (Dr. Old) that contains a provision that Dr. Young may not open a medical office within three miles of Dr. Old’s clinic after his separation from employment. Assume further that Dr. Young violates this provision and opens an office down the street from Dr. Old. Lastly, assume that during his tenure with Dr, Old, that Dr. Young had developed specialized knowledge in treating kidney ailments and that he treated all such patients seeking care at Dr. Old’s clinic. Would the appropriate injunctive relief for Dr. Old be an order prohibiting Dr. Young from opening his new office or would the court be required to decide on an individual basis whether a patient was seeking care solely for kidney related problems? The latter relief would place an enormous burden on the court and on Dr. Old. Additionally, this limited form of relief is not what Dr. Old bargained for. In the instant case, Sprint agreed not to “own, operate, build or manage another wireless mobility communications network” in the service area. Through its acquisition of Nextel it now owns, operates, and manages a competing network. Neither the court nor the plaintiff should be burdened with the prospect of expensive and time-consuming oversight of the Sprint/Nextel wireless operation when what was bargained for was an overall prohibition of any competing wireless operation.

If Sprint was in the process of building out a new wireless communications network in the Service Area the appropriate relief would simply be an order restraining that build out. The fact that divestiture presents a more complicated remedy is really not plaintiff’s problem. Steven Nielsen, chief transition officer for Sprint, testified that although divestiture would be very “detrimental”, it is possible.

The case more directly on point to the instant case is Falcon, Ltd. v. Corr’s Natural Beverages, 165 Ill.App.3d 815 (1987). In the Falcon case the plaintiff had entered into an agreement with defendant that gave plaintiff exclusive distribution rights for defendant’s products in a certain geographic area. Plaintiff had spent substantial time and effort in developing a distribution network through which defendants could sell their beverages. The appellate court affirmed a preliminary injunction that restrained defendants from, inter alia, directly or indirectly soliciting, accepting, or filling orders for beverages from anyone other than plaintiff. The appellate court held that plaintiff had suffered irreparable harm and did not have an adequate remedy at law because it had invested substantial sums developing a network on defendant’s behalf and the injury to its reputation, good will, and loss of future business would be incalculable. Likewise, in the instant case, the on-going damages to plaintiff are incalculable and, due to the development of new technologies, even unforeseeable.

Sprint devoted much effort in the instant case highlighting the benefits that would accrue to plaintiff because of the merger. Sprint apparently offers this evidence to undermine any notion that plaintiff has sustained an irreparable injury. After review of the evidence this court finds it more probably true than not true that plaintiff has suffered and will continue to suffer damage as a result of the merger.

Accordingly, judgment is entered in favor of plaintiff and-against defendants on Counts I and II of the complaint. Plaintiff is directed to submit a proposed order executing the holding of this court on or before September 6, 2006. That order should set forth the terms for divestiture, taking into account the logistics of such action and the inevitable appeal that will follow. The relief accorded by divestiture should alleviate any concerns that plaintiff has regarding the disclosure of confidential information. This court will enter a final order after receipt of plaintiff’s proposed order.

JUDGE THOMAS P. QUINN
AUG 14 2006
Circuit Court–238

/s/ Thomas P. Quinn
Judge Thomas P. Quinn